                       Securities and Exchange Commission
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to section 240.14a-11(c) or section
         240.14a-12

                               ALLIED Group, Inc.
                (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                    ALLIED Group, Inc.
                                                    701 Fifth Avenue
                                                    Des Moines, Iowa  50391-2000




March 31, 1997









Dear Stockholder:

         We invite you to attend the Annual Meeting of Stockholders, which will be held at 9:00 a.m., Central time, on Tuesday, May 13, 1997 at ALLIED Group, Inc.'s offices at 701 Fifth Avenue, Des Moines, Iowa. The matters expected to be acted on at the meeting are described in detail in the attached Notice of the Annual Meeting and the Proxy Statement.

         At this year's meeting, I will review the Company's results of operations for 1996 and our plans for 1997 and beyond. Members of the Board of Directors, officers of the Company, and representatives of our independent auditors, KPMG Peat Marwick LLP, will be available to answer your questions.

         If you will be unable to attend this meeting, I ask you to complete the enclosed proxy and return it promptly. A pre-addressed, postage-paid envelope is enclosed. You may withdraw your proxy in writing at any time prior to the meeting by delivering a new proxy. If your schedule changes, you may revoke your proxy and vote your shares in person at the meeting.

John E. Evans



Chairman of the Board

                               ALLIED GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS








To the Stockholders of ALLIED Group, Inc.:

         The Annual Meeting of Stockholders of ALLIED Group, Inc. will be held on Tuesday, May 13, 1997, beginning at 9:00 a.m., Central time, at the Company's offices at 701 Fifth Avenue, Des Moines, Iowa for the following purposes, all as set forth in the accompanying Proxy Statement:

         1. The election of four directors to serve for a three-year period until the 2000 Annual Meeting of Stockholders as set forth in the accompanying Proxy Statement.

         2. The approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock from 40 million to 80 million shares as set forth in the accompanying Proxy Statement.

         3. To act upon such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the 6th day of March, 1997, as the date of record for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE ENCOURAGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IMMEDIATELY. AN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THIS PURPOSE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

                                              By order of the Board of Directors
                                                      George T. Oleson
                                                         Secretary


701 Fifth Avenue
Des Moines, Iowa 50391-2000
March 31, 1997

                               ALLIED GROUP, INC.
                                701 Fifth Avenue
                           Des Moines, Iowa 50391-2000

                                 PROXY STATEMENT
                       1997 Annual Meeting of Stockholders
                                  May 13, 1997


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ALLIED Group, Inc. ("Company") of proxies from the holders of the Company's stock for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on May 13, 1997 and at any adjournment thereof. Proxy cards properly executed and received by the Company prior to the time of the Annual Meeting will be voted as directed. A stockholder voting by means of a proxy card has the power to revoke it at any time before the Annual Meeting by giving written notice of the revocation thereof to the Secretary of the Company, by filing with the Secretary another later dated proxy, or by attending the meeting and voting in person. The Annual Report to Stockholders for the fiscal year ended December 31, 1996 is enclosed. This Proxy Statement and the accompanying form of proxy were first sent to stockholders on or about March 31, 1997.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


         Stockholders of record at the close of business on March 6, 1997 will be entitled to vote at the meeting. As of that date, the outstanding securities of the Company consisted of 20,347,585 shares of no par common stock ("Common Stock") and 1,827,222 shares of no par 6-3/4% Series Preferred Stock ("6-3/4% Preferred"). Each share of Common Stock is entitled to one vote on each matter submitted at the meeting. The 6-3/4% Preferred is entitled to two and one-quarter votes for every share outstanding on each matter submitted at the meeting. The Common Stock and 6-3/4% Preferred (collectively, the "Stock") will vote together on all matters contained in this Proxy Statement as one class. A majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. A proposal will be adopted or a director will be elected if the votes cast for the proposal or for the director equal a majority of the shares which are both represented at the meeting and entitled to vote on the subject matter. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.


         As of March 6, 1996, the following are the only stockholders known to management who may be deemed to beneficially own more than 5% of any class of the Company's voting securities:



                                                                                                                     Percent of
                                Name and Address                   Amount and Nature               Percent          Total Voting
  Title of Class              of Beneficial Owner                of Beneficial Ownership           of Class          Securities
------------------            -------------------                -----------------------           --------         -----------


6-3/4% Preferred Stock       ALLIED Mutual                         1,827,222 shares                  100%             16.9%(2)
                             Insurance Company (1)
                             701 Fifth Avenue
                             Des Moines, IA  50391-2000

Common Stock                 State Street Bank and                 6,369,624 shares (3)              31.3%            26%
                             Trust Company, Trustee
                             of The ALLIED Group
                             Employee Stock
                             Ownership Trust
                             200 Newport Avenue
                             North Quincy, MA  02171


                             Franklin Resources, Inc.              1,164,900 shares (4)               5.7%             4.8%
                             777 Mariners Island Blvd.
                             San Mateo, CA  94404


                                       5
-----------

(1) The Company and ALLIED Mutual Insurance Company ("ALLIED Mutual") are parties to a Stock Rights Agreement which expires in 2005. Under the Stock Rights Agreement, ALLIED Mutual is entitled to nominate and the Company is required to use its best efforts to cause the election or retention of a number of members of the Company's Board of Directors in proportion to ALLIED Mutual's percentage ownership of the total number of shares of the Company's voting stock outstanding at the time of nomination. In addition, the Company is required to elect to its Executive Committee at least one Company director who has been nominated by ALLIED Mutual but who is not an officer or employee of ALLIED Mutual, and the Company must limit the number of directors serving on the Executive Committee to five at any time. The Stock Rights Agreement restricts the ability of ALLIED Mutual to grant proxies to other than affiliated individuals and to solicit other stockholders of the Company. ALLIED Mutual also is prohibited from initiating or accepting a tender offer for shares of the Common Stock except under certain conditions. ALLIED Mutual has incidental registration rights and three demand registration rights with respect to the 6-3/4% Preferred. For a further description of the relationship between ALLIED Mutual and the Company, see "Certain Transactions and Relationships."


(2) The 6-3/4% Preferred is voting stock so long as it is held by ALLIED Mutual. The percent of total voting securities includes 369,195 shares of Common Stock with respect to which ALLIED Mutual has voting and investment power pursuant to the ALLIED Mutual Insurance Company Excess Benefit Plan Trust.



(3) Shares reported as owned by the ESOP Trustee are also reported as beneficially owned by the executive officers. Allocated shares are voted by the ESOP Trustee in accordance with the direction of the ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP Trustee in the same percentage as the allocated shares as to which directions are received by the ESOP Trustee. Prior to March 7, 1996, these shares were held in the form of ESOP Convertible Preferred Stock. On March 7, 1996, the ESOP Trustee converted the ESOP Convertible Preferred Stock to Common Stock. Prior to conversion, the Company and the ESOP Trustee entered into an Agreement, whereby the Company agreed to release additional shares of Common Stock held by the ESOP Trustee in the event the Company pays a dividend on the Common Stock of less than $0.20 per share per quarter. The Agreement is in effect from March 7, 1996 through March 7, 2000. The purpose of the Agreement is to ensure that the allocated shares in the ESOP Trust receive at least the same amount of dividends that would have been paid on the ESOP Convertible Preferred Stock but for its conversion to Common Stock.
(4) Franklin Resources, Inc., an investment adviser, filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on February 14, 1997 indicating the sole power to vote 1,164,900 shares and the shared power to dispose of 1,164,900 shares of Common Stock, beneficially owned as of December 31, 1996. Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.) also filed a Schedule 13G indicating beneficial ownership of 1,164,900 shares.


                        DIRECTORS AND EXECUTIVE OFFICERS


         The Company presently has ten directors. The Company's bylaws provide for a Board of Directors of not less than five nor more than thirteen members. The exact number of directors within such limits is fixed by the Board of
Directors. The Board has set the current number of directors at ten. The terms of the Board members are staggered with each member serving a three-year term. Executive officers of the Company are elected annually by the Board of Directors of the Company, and in some cases, by a subsidiary of the Company. Several persons whose activities are significant to the business of the Company are executive officers of the Company's subsidiaries. The Company's direct and indirect subsidiaries are AMCO Insurance Company ("AMCO"), ALLIED Property and Casualty Insurance Company ("ALLIED Property and Casualty"), Depositors Insurance Company ("Depositors"), Western Heritage Insurance Company ("Western Heritage"), ALLIED Group Information Systems, Inc. ("AGIS"), ALLIED Group Mortgage Company ("ALLIED Mortgage"), ALLIED General Agency Company, The Freedom Group, Inc., and Midwest Printing Services, Ltd.


--------------------------------------------------------------------------------

                ITEM NO. 1--ELECTION OF FOUR DIRECTORS UNTIL 2000

Four nominees for a three-year term ending 2000

         At the 1997 Annual Meeting, the stockholders will elect four members of the Board of Directors to serve until the 2000 Annual Meeting. Proxies received by management in response to this solicitation will be voted for the election of the four nominees listed below, unless otherwise instructed on the proxy card. Three of the nominees presently serve as members of the Board of Directors of the Company. If you do not wish your shares to be voted for a particular nominee, please so indicate as provided on the proxy card.

         Douglas L. Andersen, age 56, was elected by the Board of Directors as a Director of the Company on March 4, 1997 to fill a vacancy created by the Board increasing its size from nine to ten directors. On March 4, 1997, Mr. Andersen was also named President and Chief Executive Officer of the Company. He had been President (Property-casualty) of the Company since December 1994. Since 1993, Mr. Andersen has served as President of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors and has been a director of ALLIED Mutual. On March 4, 1997, Mr. Andersen was also elected to the Boards of AMCO, ALLIED Property and Casualty, and Depositors. He had been Vice President of Marketing of the four property-casualty companies from 1981 to 1993.

         Harold S. Carpenter, age 63, has been a Director of the Company since 1974 and is a member of the Board of Directors of AMCO, ALLIED Property and Casualty, and Depositors. Mr. Carpenter has been Chairman of the Board and President of George A. Rolfes Co., a privately-held manufacturer of agricultural equipment, since 1970. He also serves as Chairman of the Board and President of Superior Gas and Chemical, Inc.

         Charles I. Colby, age 69, has been a Director of the Company since 1993. Mr. Colby had been a Director of ALLIED Mutual from 1971 to 1993. Since 1984, Mr. Colby has been Chairman of the Board of Colby Properties, which is in the business of real estate development. Mr. Colby is a member of the Board of Directors of West Des Moines State Bank.

         Harold S. Evans, age 64, has been a Director of the Company since 1974 and of ALLIED Mutual since 1965. Mr. Evans also serves on the Board of Directors of AMCO, ALLIED Property and Casualty, Depositors, and ALLIED Life Financial Corporation. He was employed by Aluminum Company of America beginning in 1955, serving as Group Vice President-International until his retirement in 1989. Mr. Evans is a brother of John E. Evans, Chairman of the Board and a Director of the Company.

Required Stockholder Vote

         The affirmative vote of the holders of at least a majority of the shares of Stock of the Company represented at the Annual Meeting is required for approval of this proposal.

The Board of Directors of the Company recommends a vote FOR these nominees.

--------------------------------------------------------------------------------

Current directors whose terms expire in 1998

         James W. Callison, age 70, has been a Director of the Company since 1974 and a member of the Board of Directors of ALLIED Mutual since 1972. He is also a member of the Board of Directors of AMCO, ALLIED Property and Casualty, Depositors, and ALLIED Life Financial Corporation. Mr. Callison has been employed by Midwest Wheel Companies since 1948, serving as President since 1970.

         Richard O. Jacobson, age 60, has been a Director of the Company since 1994. He has been President and Chief Executive Officer of Jacobson Warehouse Company since 1968. Mr. Jacobson is a member of the Board of Directors of Advanced Oxygen Technologies, Inc., AlaTenn Resources, Inc., FelCor Suite Hotels, Inc., Firstar Corporation of Iowa, and Heartland Express, Inc.

         John P. Taylor, age 50, has been a Director of the Company since 1992. He is Chairman and Chief Executive Officer of Taylor Ball having been employed there since 1972. Taylor Ball is a general contractor in the business of commercial construction and construction management. Mr. Taylor is a member of the Board of Directors of Firstar Bank and Casey's General Store.

Current directors whose terms expire in 1999

         John E. Evans, age 69, is Chairman of the Board and a Director of the Company. Mr. Evans served as President of the Company from 1974 to 1994 and has served continuously as Chairman of the Board since 1975. He has been a Director of the Company since 1972 and has served as a director of ALLIED Mutual since 1961. Mr. Evans also serves on the Board of Directors of other affiliates of the Company, including ALLIED Life Financial Corporation (a subsidiary of ALLIED Mutual). Mr. Evans is a brother of Harold S. Evans, a Director of the Company. Pursuant to the Stock Rights Agreement and the Consulting Agreement with Mr. Evans, he was nominated by ALLIED Mutual to serve as a Director of the Company.

         William E. Timmons, age 72, has been a Director of the Company since 1993. Until his retirement in 1995, Mr. Timmons was a senior partner at Patterson, Lorentzen, Duffield, Timmons, Irish, Becker & Ordway, a law firm in Des Moines, Iowa, having been with the firm since 1967. Mr. Timmons served as General Counsel to the Iowa Insurance Institute for 25 years and was Insurance Commissioner of Iowa from 1959 to 1967. From 1964 to 1965, he was President of the National Association of Insurance Commissioners ("NAIC"). Mr. Timmons is a member of the Board of Regents of Loras College in Dubuque, Iowa and is a member of the Board of Directors of Ag Hail Insurance Company, Iowa Liquid Asset Mutual Fund, and Iowa Liquid Asset Tax Free Mutual Fund.

         Donald S. Willis, age 69, has been a Director of the Company since 1974. He is also a member of the Board of Directors of AMCO, ALLIED Property and Casualty, and Depositors. Since 1962, Mr. Willis has been President of Willis & Moore, Inc., a general insurance agency, having been employed there since 1948.

Meetings and Committees of the Board of Directors

         During 1996, there were five meetings of the Board of Directors. All directors attended more than seventy-five percent of the aggregate committee and Board meetings during 1996.

         The Board has established Executive, Audit, Investment, Compensation, and Coordinating Committees. The Company does not have a standing nominating committee, and the functions that are normally performed by such a committee are carried out by the Executive Committee. The Executive Committee will consider nominees recommended by stockholders. Such recommendations for nominees for election at the 1998 Annual Meeting should be submitted in writing to the Executive Committee in care of the Secretary of the Company, 701 Fifth Avenue, Des Moines, Iowa 50391-2000, no later than November 29, 1997.

         During 1996, the Executive  Committee members were John E. Evans, James
W. Callison, and Harold S. Evans. The Executive Committee has the authority, with certain exceptions, to exercise the powers of the full Board of Directors. The Board of Directors reviews and approves the minutes of all meetings of the Executive Committee. The Executive Committee met five times in 1996.

         The Audit Committee members in 1996 consisted of outside directors John
P. Taylor and Donald S. Willis. The Committee selects and retains the Company's independent certified public accountants and approves the staffing and budgets of the Company's internal audit department. Both the internal auditors and the independent certified public accountants periodically meet with the Audit Committee and have access to the members of the Committee. The Audit Committee met two times in 1996. C. Fred Morgan, a member of the ALLIED Mutual Board of Directors, sits as a nonvoting representative of ALLIED Mutual on the Audit Committee.

         The Investment Committee is a committee authorized to direct and approve investment activities of the Company. During 1996, the members of the Investment Committee were John E. Evans, Harold S. Evans, James W. Callison, and Charles I. Colby. The Investment Committee met ten times in 1996.

         The Compensation Committee of the Board has the authority to establish all compensation and benefits for all of the executive officers and employees of the Company and its subsidiaries. The members of the Compensation Committee, Harold S. Evans, James W. Callison, and Charles I. Colby, met eight times in 1996.

         The Coordinating Committee is a committee responsible for matters involving actual or potential conflicts of interest, if and when they arise, between the Company, ALLIED Mutual, and ALLIED Life Financial Corporation. The Company's members of the committee, Donald S. Willis and Harold S. Carpenter, are outside directors of the Company who are not members of the Board of Directors of ALLIED Mutual or ALLIED Life Financial Corporation. The Coordinating Committee did not meet in 1996.

Compensation of the Members of the Board of Directors and the Director Purchase Plan

         Directors who are not officers or employees of the Company received an annual retainer in 1996 of $20,000 plus expenses incurred in attending Board meetings. Directors were also paid $1,000 per Board meeting and $750 per committee meeting. Directors who are executive officers of the Company do not receive any fees in addition to their remuneration as officers. The annual retainer is split among the Company, ALLIED Mutual, and ALLIED Life Financial Corporation for James W. Callison, Harold S. Evans, and John E. Evans (each of whom are also directors of ALLIED Mutual and ALLIED Life Financial Corporation), and many of the meeting fees are also split for these three individuals in the event the companies have meetings on the same day. In addition, Donald S. Willis receives from the Company $750 per committee meeting for sitting as a Company representative and nonvoting member of the ALLIED Mutual Contributions Committee.

         The Company's directors who are not employees or officers of the Company may elect to receive all or a portion of their director fees in the form of Common Stock obtained under the ALLIED Group, Inc. Outside Director Stock Purchase Plan ("Director Purchase Plan"). Under the Director Purchase Plan, a participant may not purchase Common Stock with a fair market value of more than $25,000 per calendar year. The price per share paid to the Company is 100% of the fair market value of shares of Common Stock. The director fees that are withheld are applied to 85% of the price per share, with the remainder being paid proportionally by the Company, its subsidiaries, ALLIED Mutual, and/or the subsidiaries of ALLIED Mutual to whom the participant's director fees are allocated. A participant may not dispose of the Common Stock purchased under the Director Purchase Plan for a period of one year from the purchase date. An Administrative Committee composed of employee directors of the Company administers the Director Purchase Plan. During 1996, the following directors participated in the Director Purchase Plan purchasing the number of shares and receiving the dollar value of discount for all shares purchased as indicated:
Harold S. Carpenter, 841 shares, $3,748; Harold S. Evans, 508 shares, $2,053; John E. Evans, 876 shares, $3,750; Richard O. Jacobson, 841 shares, $3,748; John
P. Taylor, 847 shares, $3,749; William E. Timmons, 303 shares, $1,370; and Donald S. Willis, 194 shares, $845.

         John E. Evans has a Consulting Agreement with the Company, ALLIED Mutual, and ALLIED Life Financial Corporation pursuant to which he performs certain consulting services for the companies until such agreement is terminated by Mr. Evans or the companies. Mr. Evans is to be paid an annual fee of $250,000 which is to be prorated among the Company, ALLIED Mutual, and ALLIED Life Financial Corporation. The Company's portion of the fee for 1996 was $242,500. ALLIED Mutual agreed to nominate Mr. Evans for re-election to the Board of Directors of the Company in accordance with ALLIED Mutual's nomination rights under the Stock Rights Agreement between ALLIED Mutual and the Company.


Executive Officers

         The following are the executive officers of the Company and its subsidiaries.

         Jamie H. Shaffer, age 53, was elected Senior Vice President and Chief Financial Officer of the Company, ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors on March 4, 1997, retaining his position as Treasurer of each of those companies. He had been President (Financial) of the Company since December 1994. Since 1978, Mr. Shaffer has served as Treasurer of the Company, ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. Mr. Shaffer joined ALLIED Mutual in 1971.

         Stephen S. Rasmussen, age 44, has been Senior Vice President of the Company since 1995. He serves in a similar capacity in each of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. Mr. Rasmussen had previously been Vice President of Underwriting of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors since 1986. He has been employed by ALLIED Mutual since 1974 holding a variety of underwriting and managerial positions.

         Marla J. Franklin, age 50, has been Vice President of the Company and Vice President of Human Resources of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors since 1994. Previously, Ms. Franklin was Assistant Vice President of Human Resources having been with ALLIED since 1973.

         Michael D. Holmes, age 39, has been Vice President of Information Systems for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors since April, 1996. Mr. Holmes served as Vice President of Emerging Technologies for Amerius Mutual Life Insurance Company from September, 1995 until April, 1996. Previously, Mr. Holmes served in various management positions in the information systems area with ALLIED since 1983.

         Steven P. Larsen, age 40, has been Vice President of Claims of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors since 1993. Mr.
Larsen joined ALLIED in 1991 as Assistant Vice President-Claims Legal. Previously, he was employed by United Services Automobile Association as Claims Counsel since 1985.

         Charles H. McDonald, age 58, has been Vice President of the Company since 1990 and was named Vice President of Communications in 1994 for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. He had been Vice President of Human Resources from 1979 to 1994. His employment in personnel and employee relations commenced with ALLIED Mutual in 1973.

         George T. Oleson, age 49, has been Secretary of the Company, ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors since 1993. Previously, Mr. Oleson was the Assistant Secretary of such companies since 1987 and Assistant Vice President of such companies since 1980. He also serves as Corporate Counsel for the Company and its affiliates.

         Scott E. Reddig, age 31, became Vice President and Chief Actuary of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors on December 18, 1996. He had been an Associate Vice President and Actuary with the Nationwide Companies since 1987.

         Edward E. Sullivan, age 40, became Vice President of Marketing of ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors in 1995. Mr. Sullivan had been President of ALLIED Group Insurance Marketing Company since 1993. Previously, he was operations manager of George Peterson Insurance in Santa Rosa, California, and an account executive at Johnson & Higgins in San Diego, California. From 1987 to 1992, Mr. Sullivan was a branch manager with Maryland Casualty in San Diego, California.

         W. Kim Austen, age 42, has been Regional Vice President for the regional office in Des Moines, Iowa since 1994 for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. He had previously been Regional Vice President for the regional office in Lincoln, Nebraska since 1992, the Regional Vice President of the regional office in Denver, Colorado since 1990, and underwriting manager for the Des Moines, Regional Office since 1986.

         Steve A. Biggi, age 50, has been Regional Vice President at the regional office in Santa Rosa, California since 1981 for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. He joined ALLIED Mutual in 1974.

         James J. Hagenbucher, age 37, has been Regional Vice President for the regional office in Denver, Colorado since 1992 for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. Previously, he was a marketing manager having been employed by the ALLIED companies since 1987.

         Michael L. Pollard, age 45, has been Regional Vice President at the regional office in Lincoln, Nebraska since 1994 for ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors. He had previously been underwriting manager in the Des Moines Regional Office since 1990 and underwriting manager in the Lincoln Regional Office since 1986.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         As of February 28, 1997, the directors, the executive officers named in the Summary Compensation Table, and the directors and executive officers as a group beneficially owned shares of Common Stock as set forth below. The issued and outstanding Common Stock and 6-3/4% Preferred as of February 28, 1997 were 20,398,117 shares and 1,827,222 shares, respectively.

                                                     Amount and Nature of             Percent           Voting
                 Name of Beneficial Owner          Beneficial Ownership (1)         of Class (1)      Percentage
                 ------------------------          ------------------------         ------------      ----------
                 John E. Evans                            343,490                        1.7%             1.4%
                 James W. Callison                         17,411                         *                *
                 Harold S. Carpenter                       44,581  (4)                    *                *
                 Charles I. Colby                          17,896  (5)                    *                *
                 Harold S. Evans                           33,121  (6)                    *                *
                 Richard O. Jacobson                        3,103                         *                *
                 John P. Taylor                            14,186                         *                *
                 William E. Timmons                         9,044                         *                *
                 Donald S. Willis                          20,393                         *                *
                 Douglas L. Andersen                      128,211  (2)(3)                 *                *
                 Jamie H. Shaffer                         115,750  (2)(3)                 *                *
                 Stephen S. Rasmussen                      59,332  (2)(3)                 *                *
                 W. Kim Austen                             32,908  (2)(3)                 *                *
                 Steve A. Biggi                            41,014  (2)(3)                 *                *
                 James J. Hagenbucher                      39,000                         *                *
                 -----------------                      ---------
                 All directors and
                   executive officers
                   as a group (23 persons)              1,055,967  (2)(3)                5.2%             4.3%
                                                        ---------

-----------
(1) Except as noted, all persons have sole voting and investment power with respect to the shares reported; asterisks indicate ownership of less than 1%.
(2) Includes the following number of shares that are also reported as beneficially owned by the ESOP Trustee: Mr. Andersen, 35,748 shares; Mr. Shaffer, 36,822 shares; Mr. Rasmussen, 18,480 shares; Mr. Austen, 12,945 shares; Mr. Biggi, 7,918 shares; Mr. Hagenbucher, 3,986 shares; and all executive officers as a group 207,558 shares. Allocated shares are voted by the ESOP Trustee in accordance with the direction of the ESOP participant. Generally, unallocated shares and allocated shares as to which no direction is made by the participant are voted by the ESOP Trustee in the same percentage as the allocated shares as to which directions are received by the ESOP Trustee.
(3) Includes the following number of shares which the following persons have the right to acquire within 60 days of March 1, 1997 pursuant to stock options granted under the ALLIED Group, Inc. Restated and Amended Stock Option Plan, ALLIED Group, Inc. Nonqualified Stock Option Plan, and ALLIED Group, Inc. Long-Term Management Incentive Plan: Mr.
         Andersen, 14,499 shares; Mr. Shaffer, 4,500 shares; Mr. Rasmussen, 2,626 shares; Mr. Austen, 9,000 shares; Mr. Biggi, 2,250 shares; Mr. Hagenbucher, 29,015 shares; and all executive officers as a group, 77,201 shares.
(4) Includes 38,250 shares of Common Stock owned by Superior Gas and Chemical, Inc.
(5) Includes 7,000 shares of Common Stock owned by Charles I. Colby & Ruth Colby Trust #1, Ruth Colby Trust A, and Charles I. Colby and Ruth Colby Family Trust, each of which Charles I. Colby is Trustee and Beneficiary.
(6) Includes 20,469 shares of Common Stock owned by the Bethany Foundation, a nonprofit corporation, of which Harold S. Evans is President.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for establishing and administering the compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries.

Compensation Criteria

         In making compensation determinations, the Committee considers and endeavors to attain the following goals:

              1) attract and retain highly qualified and motivated executive officers and employees,
              2)   encourage  and reward  achievement  of annual  and  long-term financial goals and operating plans of the Company, and
              3)   encourage   executive   officers  and   employees  to  become
                   stockholders with interests aligned with those of other stockholders.

         The Committee's policy with regard to the compensation of executive officers is to meet the foregoing goals through a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain individual performance goals that are designed to favorably impact overall Company performance.

Compensation Components

         The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

         BASE SALARY: The Committee sets salary ranges annually which are intended to reflect the median level of base pay for comparable positions at companies of similar size and complexity. The Committee reviews salary survey data provided by independent survey consultants and information provided by the Standard and Poor's property-casualty insurance segment. Based on the scope and responsibility of the position in the survey compared to the scope and responsibility of the position at the Company, the Committee determines whether the officer's salary range should be set above or below the median level of the industry. To determine the level of a specific salary within its range, the Committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the Committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives approved by the Board.

         ANNUAL BONUS: The Committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. The Short Term Management Incentive Compensation Plan (the "Short Term Plan") is administered by the Committee which annually establishes goals for profit and growth. Depending upon attainment of Short Term Plan goals, executive officers may receive a bonus amount equal to 12-19% of base salary if the minimum profit goal is attained, and up to 48-75% of base salary if both profit and growth goals are maximized. Profit is based on consolidated net income or profit center net income as appropriate for measuring the participant's overall contribution to the
Company's success. Growth is measured in net written premiums for the property-casualty companies (excluding Western Heritage and crop-hail business).

         The profit and growth goals are established annually by the Committee. Goals are set to exceed expected profit and growth performance of the industry. The potential total award is weighted toward profit: 75% of the award may come from profit goal attainment and 25% from growth attainment. No incentive for growth is given if the minimum profit target is not met. The Committee may use its discretion to modify a portion of a participant's award, either upward or downward, based on management's recommendation of the participant's contribution to the achievement of goals.

         STOCK OWNERSHIP: The Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. Stock ownership guidelines for officers were established by the Committee in 1994. By the year 2004, the following ownership levels of Company Common Stock should be attained by the executive officers:

         President                                   75,000 - 100,000 shares
         Senior Vice Presidents                      50,000 -  75,000 shares
         Key Vice Presidents                         35,000 -  50,000 shares
         Other Executive Officers                    15,000 -  20,000 shares

         The Long-Term Management Incentive Plan (the "Long-Term Plan") provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Committee encourages ownership of Company stock through the grant of options to participants in the Long-Term Plan. In determining who will participate and the amount of awards, the Committee selects key management employees, and based on their position, salary, performance, and previous grants, the Committee determines the amount of awards to be given to each participant. Generally, the amount increases with the level of position. The Committee intends to make grants on an annual basis and establish a vesting schedule at each grant date. The 1996 option and SAR grants vest in 25% increments on the second, third, fourth, and fifth anniversary of the grant date, except for one grant in November 1996 which will vest in 33 1/3% increments on the third, fourth, and fifth anniversary of the grant date. In 1996, a combination of 141,750 options and SARs were awarded to 44 participants, and 505,061 shares remain available for award.


         In 1996, 6,387 shares of restricted stock were awarded by the Committee under the Long-Term Plan to satisfy the award which otherwise would have been payable in cash under the Performance Unit Plan which was terminated in 1994. The restricted stock will vest 25% each year in years 1998, 1999, 2000, and 2001.

         EMPLOYEE BENEFITS: The Company offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. In keeping with the Company's commitment to align employee interests with those of stockholders, employees may acquire shares of stock through the Employee Stock Purchase Plan ("ESPP"), and all eligible employees are allocated shares through the Employee Stock Ownership Plan ("ESOP"). The ESPP allows employees to purchase stock at 85% of its fair market value, and the ESOP is discussed in note 5 to the Summary Compensation Table in this Proxy Statement. Executive officers are eligible for these programs on the same basis as other employees.


Presidents' Compensation


         The rules of the Securities and Exchange Commission require a discussion of the CEO compensation. Since the Company did not have an elected CEO during 1996, this Report will focus on the compensation of the President (Financial) and the President (Property-casualty), who jointly acted in a similar capacity. Their compensation for 1996 included the above four components. In addition to the subjective consideration of their leadership and effectiveness in dealing with major corporate challenges and opportunities, the Committee considered the financial performance of the Company and the performance of the stock price in determining each of their compensation. The following stock awards reflect the November 1996 stock split.


         In March 1996, Mr. Andersen's base salary was increased by 7.7%, and he was granted 9,000 options and 1,500 SARs under the Long-Term Plan. Mr. Andersen also was awarded 414 shares of restricted stock in 1996 to satisfy the award which otherwise would have been payable in cash under the Performance Unit Plan which was terminated in 1994. The Company's property-casualty subsidiaries outperformed the industry in 1996 and is well positioned to sustain that performance due to geographic diversification, growth of the agency force, and a lower expense ratio. The growth of premiums in 1996 was approximately three times greater than the industry in 1996. In spite of these accomplishments, the Company did not meet its earnings goal for 1996, due to the record wind and hail losses. Therefore, Mr. Andersen did not qualify for an annual bonus award for 1996. On March 4, 1997, Mr. Andersen was elected as a Director and as President and CEO of the Company.

         In March 1996, Mr. Shaffer's base salary was increased by 10%, and he was granted 9,000 options and 1,500 SARs under the Long-Term Plan. Mr. Shaffer also was awarded 453 shares of restricted stock in 1996 to satisfy the award which otherwise would have been payable in cash under the Performance Unit Plan which was terminated in 1994. During 1996, the Company's stock price increased 36%, outperforming the indexes for The Nasdaq Stock Market and for Nasdaq Insurance Stocks. However, due to the Company's failure to meet its earnings goal for 1996, Mr. Shaffer did not qualify for an annual bonus. On March 4, 1997, Mr. Shaffer was elected as Senior Vice President and Chief Financial Officer of the Company, retaining his position as Treasurer of the Company.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Long-Term Plan satisfy the requirements for performance-based compensation. The Committee presently does not intend to seek to qualify other components of the Company's incentive compensation for executive officers as performance-based compensation under
Section 162(m) of the Code, such as the Short Term Plan. However, the Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

COMPENSATION COMMITTEE
        James W. Callison
        Charles I. Colby
        Harold S. Evans

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return (assuming reinvestment of dividends) to the holders of Common Stock, a broad equity market index (Index for NASDAQ Stock Market), and a peer group index (Index for NASDAQ Insurance Stocks), during the five-year period ended December 31, 1996. The stock performance graph assumes $100 was invested on December 31, 1991. The lines represent monthly index levels derived from compounded daily returns that include all dividends. The indexes are reweighted daily, using the market capitalization on the previous trading day. If the monthly interval (based on the fiscal year end) is not a trading day, the preceding trading day is used. Although not reflected on the following graph, the Company's Common Stock began trading on the New York Stock Exchange on February 11, 1997.
























         Symbol                                              12-31-91   12-31-92    12-31-93   12-30-94   12-29-95    12-31-96
         ------                                              --------   --------    --------   --------   --------    --------
                  Company                                      100.0      191.7       241.9      233.3      347.0       482.0
                  NASDAQ Stock Market (U.S. Companies)         100.0      116.4       133.6      130.6      184.7       227.2
                  NASDAQ Insurance Stocks                      100.0      135.3       144.8      136.3      193.6       220.6
                   (SIC 6310-6319, 6330-6339,
                    U.S. and Foreign Companies)

                       COMPENSATION OF EXECUTIVE OFFICERS

         All employees are directly employed by the Company. The Company leases employees to all of its subsidiaries and to ALLIED Mutual and certain of its subsidiaries. The following table shows the compensation paid for services rendered in all capacities to the Company, its subsidiaries, and to ALLIED Mutual and its subsidiaries.

         The  rules of the  Securities  and  Exchange  Commission  require  that compensation be reported for the CEO and the four most highly compensated executives officers of the Company during 1996. Since the Company did not have an elected CEO during 1996, the table reflects the compensation of Douglas L. Andersen, President (Property-casualty), and Jamie H. Shaffer, President (Financial), who jointly acted in a similar capacity.

         On March 4, 1997, Mr. Andersen was elected by the Board of Directors as Director, President, and CEO of the Company, and Mr. Shaffer was named Senior Vice President and Chief Financial Officer of the Company, retaining his position as Treasurer. Therefore, the table reflects their current titles.

                           Summary Compensation Table

                                                                                                         All Other
                                            Annual Compensation          Long-Term Compensation       Compensation (5)
                                          -----------------------     ----------------------------   -----------------
                                                                                 Awards
                                                                      ----------------------------
                                                                      Restricted      Securities
                                                                        Stock         Underlying
Name and Principal Position        Year   Salary (1)    Bonus (2)     Awards (3)  Options/SARs (4)
----------------------------       ----   ----------    ---------     ----------  ----------------


Douglas L. Andersen                1996   $279,594       $  -0-      $ 11,900          10,500           $27,000
  President, CEO, and Director     1995    260,000        108,754      22,200          25,500            21,000
  of Company, AMCO, ALLIED         1994    224,155        134,291       -0-            10,500            12,000
  Property and Casualty,
  Depositors, and ALLIED Mutual

Jamie H. Shaffer                   1996   $219,132       $  -0-      $ 13,000          10,500           $30,375
  Senior Vice President,           1995    200,000         83,662      24,900          40,500            23,625
  Treasurer, and CFO of            1994    163,846         78,000       -0-             5,250            13,500
  Company, AMCO, ALLIED Property
  and Casualty, Depositors,
  and ALLIED Mutual

Stephen S. Rasmussen               1996   $169,825       $  -0-      $ 10,750           7,500           $30,375
  Senior Vice President of         1995    158,000         50,026      19,700          22,001            23,625
  Company, AMCO, ALLIED            1994    137,654         62,000       -0-             5,250            12,000
  Property and Casualty,
  Depositors, and ALLIED Mutual

W. Kim Austen                      1996   $153,636       $  -0-      $  8,000           5,250           $27,000
  Regional Vice President          1995    146,923         66,600      13,600           3,750            21,000
  of AMCO, ALLIED Property         1994    130,346         37,561       -0-             3,750            12,000
  and Casualty, Depositors,
  and ALLIED Mutual

Steve A. Biggi                     1996   $148,263       $ 84,643    $  9,000           5,250           $30,375
  Regional Vice President          1995    145,385          -0-        16,500           3,750            23,625
  of AMCO, ALLIED Property         1994    133,250         59,162       -0-             3,750            12,000
  and Casualty, Depositors,
  and ALLIED Mutual

James J. Hagenbucher               1996   $101,974       $ 66,539     $ 5,800           5,250           $23,625
  Regional Vice President          1995     94,190         56,820       6,300           3,750            18,375
  of AMCO, ALLIED Property         1994     86,786         51,410       -0-             3,750             9,206
  and Casualty, Depositors,
  and ALLIED Mutual
-----------


(1) Includes amounts deferred at the election of the officer pursuant to the Company's Savings and Investment Plan (401(k)).
(2) Amounts were earned in the year indicated but paid in the following year under the ALLIED Group Short Term Management Incentive Compensation Plan.

(3) Awards of restricted stock were made to satisfy obligations under the Long-term Management Incentive Compensation Plan (also known as the Performance Unit Plan) which was discontinued in 1994. For the three-year performance period ending in 1995, shares of restricted stock were awarded in 1996 to satisfy prorated cash awards to which the participants were entitled. The restricted stock will vest 25% on 3-1-98, 50% on 3-1-99, 75% on 3-1-2000, and 100% on 3-1-2001. Dividends
         are paid on the restricted stock awarded to participants. The number and value of the aggregate restricted stock holdings at the end of 1996 are as follows (using a market value of $32.8125 per share): Mr. Andersen, 414 shares, $13,584; Mr. Shaffer, 453 shares, $14,864; Mr. Rasmussen, 375 shares, $12,305; Mr. Austen, 279 shares, $9,155; and Mr. Biggi, 314 shares, $10,303; and Mr. Hagenbucher, 202 shares, $6,628.


(4) The number of reported options and SARs reflect the 3-for-2 stock split in November 1996. See "Option/SAR Grants in Last Fiscal Year" for a description of the terms and conditions of the option and SAR grants.


(5) Amounts are deferred compensation and reflect contributions made by the Company under The ALLIED Group Employee Stock Ownership Plan ("ESOP") which is a defined contribution retirement plan covering all eligible Company employees. The amount of employer contribution is based on a percentage of annual pay (capped at $150,000) and calculated as follows: less than 6 years of service, 6% of pay; 6 years but less than 11 years, 7% of pay; 11 years but less than 21 years, 8% of pay; and for 21 years or more, 9% of pay. In 1995 and 1996, employees participating in the ESOP received an additional 75% and 125%, respectively, increased stock allocation to their accounts. In 1996, Mr. Rasmussen and Mr. Austen each received cash dividends on the ESOP shares purchased with funds transferred from the terminated retirement plan, in the amounts of $6,513 and $4,169, respectively.


                      Option/SAR Grants in Last Fiscal Year

         The following table summarizes certain information regarding options and SARs granted during 1996 to the named executive officers and reflects the November 1996 stock split.

                                                       Individual Grants
                     --------------------------------------------------------------------------------
                                                                                                              Potential
                                                                                                         Realizable Value at
                                                                                                           Assumed Annual
                                                                                                         Rates of Stock Price
                                                                                                             Appreciation
                                                                                                          for Option Term (2)
                                                                                                         --------------------
                                  Number of               % of Total
                                  Securities             Options/SARs
                                  Underlying              Granted to
                                 Options/SARs            Employees in  Exercise or Base    Expiration
       Name                       Granted                Fiscal Year     Price ($/Sh)         Date         5%($)       10%($)
-------------------  -------------------------------     ------------  ----------------    ----------    --------    --------

Douglas L. Andersen         9,000 options/1,500 SARs (1)      7.4%          $26.8333         3/22/06      $22,070    $199,312

Jamie H. Shaffer            9,000 options/1,500 SARs (1)      7.4%          $26.8333         3/22/06      $22,070    $199,312

Stephen S. Rasmussen        6,000 options/1,500 SARs (1)      5.3%          $26.8333         3/22/06      $15,764    $142,366

W. Kim Austen                 4,500 options/750 SARs (1)      3.7%          $26.8333         3/22/06      $11,035    $ 99,656

Steve A. Biggi                4,500 options/750 SARs (1)      3.7%          $26.8333         3/22/06      $11,035    $ 99,656

James J. Hagenbucher          4,500 options/750 SARs (1)      3.7%          $26.8333         3/22/06      $11,035    $ 99,656
-----------

(1) These options and SARs will vest and become exercisable as follows: 25% as of 3/22/98; 50% as of 3/22/99; 75% as of 3/22/2000; and 100% as of
         3/22/2001. The options and SARs are independent of each other and were granted as indexed options and indexed SARs. Accordingly, the exercise price will increase over $26.8333 per share at a rate of 8% per year, such increase to commence two years from the date the option or SAR vests.
(2) These amounts represent assumed rates of stock price appreciation of 5% and 10% which are specified in applicable federal securities regulations. The actual value, if any, an executive officer may realize depends on the market value of the Common Stock at a future date. There is no assurance that the value realized by an executive officer will be at or near the values set forth in the table.

  Aggregated Option/SAR Exercises In Last Fiscal Year And FY-End Option Values

         The following table summarizes certain information regarding options exercised during 1996 and presents the value of unexercised options and SARs held at December 31, 1996. The SARs entitle the participant to receive payment from the Company solely in cash.

                                                                              Number of Securities       Value of Unexercised
                                                                            Underlying Unexercised    In-the-Money Options/SARs
                                                                            Options/SARs at FY-End          at FY-End (1)

                            Shares Acquired                                    Exercisable (E)/           Exercisable (E)/
      Name                    on Exercise          Value Realized (1)         Unexercisable (U)          Unexercisable (U)
--------------------        ---------------        ------------------    --------------------------  ----------------------------

Douglas L. Andersen              2,250           $ 15,374/$2,562 (SAR)       9,999 (E)/63,877 (U)       $133,944 (E)/$830,154 (U)
Jamie H. Shaffer                  -0-            $          -0-              1,311 (E)/54,939 (U)       $ 21,821 (E)/$713,881 (U)
Stephen S. Rasmussen             1,124           $  7,680/$1,277 (SAR)         -0- (E)/33,440 (U)       $    -0- (E)/$428,384 (U)
W. Kim Austen                    8,250           $ 90,624/$2,415 (SAR)         -0- (E)/26,813 (U)       $    -0- (E)/$351,885 (U)
Steve A. Biggi                  32,940           $758,170/$1,916 (SAR)         750 (E)/11,813 (U)       $ 12,484 (E)/$132,198 (U)
James J. Hagenbucher             3,235           $ 21,718/$1,542 (SAR)      12,515 (E)/41,813 (U)       $183,292 (E)/$571,572 (U)
-----------

(1) Values are calculated by determining the difference between the fair market value of the Common Stock and the exercise price of the options and SARs on the exercise date or at fiscal year end, as appropriate. The fair market value (average of the high and low as reported on The Nasdaq Stock Market) as of December 31, 1996 was $32.8125 per share.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that William Stevenson filed a late Form 5 in 1996.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Intercompany Operating Agreement

         The Company is party to an Intercompany Operating Agreement ("IOA") with ALLIED Life Financial Corporation ("ALFC") and ALLIED Mutual and each of their respective subsidiaries. The IOA extends through December 31, 2004 and continues thereafter subject to any party providing two years notice that such party intends to cease participation. In the event of a change of control (whenever ownership of 50% or more of the voting stock of the Company or ALFC is acquired by a nonaffiliated party) of the Company or ALFC, the other party or ALLIED Mutual may (i) terminate it upon six months notice; (ii) extend the term for up to ten additional years beyond 2004; or (iii) allow the IOA to continue in effect without change. The IOA provides for the continued availability of office space, marketing services, and computer and other facilities generally as they have been provided among the affiliates in the past. The Company leases to ALLIED Mutual and its subsidiaries (except for ALFC) the employees utilized in their operations for a fee and reimbursement of personnel costs based on certain allocation methods. The Company is obligated to provide the entire requirements for employees to ALLIED Mutual and its subsidiaries (other than ALFC), but ALLIED Mutual reserves the right to hire employees independently rather than leasing them from the Company. The Company has the right to determine the compensation and benefits of all leased employees. However, if the Company wishes to adopt or amend any employee benefit plan or program and pass on the increased costs thereof with respect to employees leased by ALLIED Mutual, it must obtain the approval of ALLIED Mutual (or a joint Compensation Committee consisting of directors of the Company and ALLIED Mutual). The IOA contains a covenant not to compete that binds each of the Company, ALFC, and ALLIED Mutual not to engage in a business that competes with the products or markets of any other party or such party's subsidiaries for the term of the IOA and five years thereafter.

         Any disputes regarding the use or occupancy of facilities or the terms on which property is leased or used are to be referred to the Coordinating Committee for resolution. Decisions of the Coordinating Committee must be unanimous and are binding on the parties. If an issue is not resolved by the Coordinating Committee, it will be submitted to arbitration. In such arbitration, each party to the dispute selects one arbitrator, and if such dispute involves only two parties, such arbitrators select a third arbitrator.

         During 1996, the Company received revenues of $2,502,086 for employees leased to ALLIED Mutual and certain of ALLIED Mutual's subsidiaries, substantially all of which represented cost reimbursement. The IOA also provides for the leasing by ALLIED Mutual to the Company of substantially all of the office space utilized by the Company and the provision of data processing services by the Company to ALLIED Mutual and its subsidiaries. The Company paid to ALLIED Mutual rent expense for office space of $4,244,293 for the year ended December 31, 1996. ALLIED Mutual, the Company, and ALFC share agency forces as well as other services and facilities.

Pooling Agreement

         ALLIED Mutual and the Company's three property-casualty subsidiaries, AMCO, ALLIED Property and Casualty, and Depositors, are parties to a reinsurance pooling agreement in which the Company's subsidiaries in the aggregate were 64% participants in 1996. The pooling agreement provides that ALLIED Mutual, ALLIED Property and Casualty, and Depositors cede to AMCO (the pool administrator) premiums, losses, allocated loss settlement expenses, commissions, premium taxes, service charge income, and dividends to policyholders and assume from AMCO an amount of the pooled property-casualty business equal to their participation in the pooling agreement. The agreement provides that AMCO will pay certain underwriting expenses, unallocated loss settlement expenses, and premium collection expenses for all of the pool participants and receive a fee equal to a specified percentage of premiums as well as a contingent fee based on the attainment of certain combined ratios from each of the pool participants. AMCO charges each of the other pool participants 12.85% of written premiums for underwriting services, 7.25% of earned premiums for unallocated loss settlement expenses, and 0.75% of earned premiums for premium collection services. During 1996, ALLIED Mutual paid AMCO $61,294,064 in pooling fees.

Management Information Services Agreement

         Until March 2, 1996, the Company, ALLIED Mutual, ALFC, and other affiliated companies were parties to a Management Information Services Agreement with AGIS, whereby AGIS provided certain computer services, printing, equipment leasing, and mail and communication services to affiliates on a fee basis. Effective March 1, 1996, the Management Information Services Agreement was revised to provide that AMCO rather than AGIS would provide such services to the companies. The agreement terminates on December 31, 2004 and has an extension provision and a change of control provision similar to that in the IOA described above. Any disputes under this agreement are to be referred to the Coordinating Committee for resolution. Decisions of the Coordinating Committee must be unanimous and are binding on the parties. If an issue is not resolved by the Coordinating Committee, it will be submitted to arbitration. In such arbitration, each party to the dispute selects a party arbitrator (and if such dispute involves only two parties, such arbitrators select a third arbitrator), provided that if there are more than three parties to a dispute, each of ALLIED Mutual, ALFC, and the Company appoints an arbitrator. For the year 1996, amounts paid to AMCO and AGIS by ALLIED Mutual, ALFC, and their subsidiaries under the Management Information Services Agreement were $2.4 million.

Joint Marketing Agreement

         AMCO, ALLIED Property and Casualty, and Depositors are parties to the ALLIED Group Joint Marketing Agreement ("JMA") with ALLIED Mutual and ALLIED Life Insurance Company ("ALLIED Life"). The JMA requires ALLIED Mutual and the Company's property-casualty subsidiaries to promote to their customers and agents the sale of the products of ALLIED Life. The JMA provides for payment by ALLIED Life to AMCO (as pool administrator for the property-casualty companies) of an annual access fee of $100,000 plus an annual new production incentive fee ("NPIF"), calculated based on the percentage increase from the preceding year's production credit premiums for ALLIED Life produced by the independent property-casualty agencies representing ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors ("ALLIED agencies"). The annual NPIF is not payable unless production credit premiums increase by at least 10% over the prior year and is capped at an increase of 25% over the prior year. For the year ended December 31, 1996, the fee incurred by ALLIED Life under the JMA totaled $165,251. The JMA also provides for joint systems development, including joint data bases of customers and agents, multiple account billing systems, marketing plans and promotions, and other systems to be developed. Development costs are to be allocated on a mutually agreeable basis reflecting projected and actual utilization of the systems.

         The JMA continues to the year 2008 and continues thereafter subject to termination on two years notice given by any party. The JMA contains non-compete provisions structured along product lines which are applicable during the term of the JMA and for a period of ten years thereafter. Such non-compete provisions prevent ALLIED Mutual and the property-casualty subsidiaries of the Company from selling life insurance or annuities in the states where ALLIED Life now sells these life products (or on termination of the JMA, any states where the life insurance and annuity products are sold by ALLIED Life). ALLIED Mutual and the property-casualty subsidiaries, which are not licensed to sell life insurance or annuity products, do not operate in all the states in which ALLIED Life operates. The JMA non-compete also prevents ALLIED Life from offering property-casualty products in states in which ALLIED Mutual and the property-casualty subsidiaries of the Company now operate. In the event of a change of control of ALLIED Life or ALLIED Life Financial Corporation (whenever ownership of 50% or more of the voting stock is acquired by a nonaffiliated party), the Company, ALLIED Mutual, or any of the Company's property-casualty subsidiaries may (i) terminate it upon six months notice; (ii) extend the term for up to ten additional years beyond 2008; or (iii) allow the JMA to continue in effect without change. Those three rights are also given to ALLIED Life or ALLIED Life Financial Corporation in the event of a change of control of the Company or any of its property-casualty subsidiaries. Disputes are to be resolved by a Coordinating Committee made up of the two members of each of the coordinating committees of the Company, ALFC, and ALLIED Mutual. Decisions of the Coordinating Committee must be unanimous and are binding on the parties. If the Coordinating Committee fails to resolve an issue, it would be submitted to arbitration. In such arbitration, one arbitrator will be appointed jointly by ALLIED Mutual and the Company's property-casualty subsidiaries and a second arbitrator will be appointed by ALFC. Both arbitrators so selected will jointly select a third arbitrator.


Other Arrangements and Transactions

         The Company and ALLIED Mutual are parties to a Stock Rights Agreement, which is described in note 2 to the table in "Voting Securities and Principal Stockholders." The Company and John E. Evans, Chairman and a Director, are parties to a Consulting Agreement which is described under "Compensation of the Members of the Board of Directors and the Director Purchase Plan".

         The Company and its affiliates pool their excess cash into a short-term investment fund pursuant to the Intercompany Cash Concentration Fund Agreement. The fund, administered by AID Finance Services, Inc. (an affiliate of the Company), also issues short-term loans (30 days or less) to affiliated companies in accordance with the current intercompany borrowing policy. The Company and its affiliates pay to AID Finance Services, Inc. a management fee (5 basis points of invested assets) which is offset against investment income. At December 31, 1996, $3,356,338 was invested in the fund by the Company and its subsidiaries, which is carried as a short-term investment. Interest earned by the Company and its subsidiaries from the fund during 1996 was $464,903.

         ALLIED Group Insurance Marketing Company (AGIMC), a wholly-owned subsidiary of AID Finance Services, Inc., markets insurance products for the Company's property-casualty subsidiaries on a commission basis, and the Company's share of commissions paid to ALLIED Group Insurance Marketing Company was $3,120,389 for the year ending December 31, 1996. In addition, AGIMC incurred fees and charges of $1.5 million in 1996 payable to Midwest Printing Services, Ltd. for mailing services.

         The Company paid premiums to ALLIED Life for term life insurance on the Company's employee group in the amount of $428,371 in 1996.

         The property-casualty subsidiaries of the Company paid premiums to ALLIED Mutual in the amount of $2,732,892 in 1996 for ALLIED Mutual's participation in a reinsurance agreement with American Re-Insurance Company.

         On December 31, 1996, State Street Bank and Trust Company, as the ESOP Trustee, purchased for the ESOP Trust 24,381 shares of Common Stock from the Company for $801,919.

         AMCO administers many of the bank accounts for the affiliated ALLIED companies. During the fiscal year 1996, AMCO issued checks in payment of certain transactions between affiliated ALLIED companies and the companies of certain directors of the Company. During 1996, ALLIED Mutual, as owner of the ALLIED office buildings, paid $131,867 for construction services to Taylor Ball, of which John P. Taylor, a director of the Company, is CEO and Chairman. It is anticipated that in 1997 ALLIED Mutual will continue to use the construction services of Taylor Ball and that AMCO will issue the checks on behalf of ALLIED Mutual in payment for the construction services.

         During the year ended December 31, 1996, ALLIED Mutual, the Company, and its subsidiaries paid $694,373 in fees and media costs to J.D. Evans & Associates, of which Julie Evans (daughter of John E. Evans) is a stockholder.

         Donald S. Willis, a director of the Company, is a majority stockholder of Willis and Moore, Inc., a general insurance agency. During 1996, ALLIED Mutual, AMCO, ALLIED Property and Casualty, and Depositors paid $251,589 in property-casualty commissions and profit share to Willis and Moore, Inc. These commissions and profit share were paid on the same basis and terms as those paid to unrelated agencies.

         During 1996, directors and executive officers of the Company purchased insurance or obtained residential mortgages from the Company or its subsidiaries on terms comparable to those offered in the normal course of business to nonaffiliated customers. In addition, corporations to which Company directors are executive officers purchased insurance from the Company's subsidiaries and ALLIED Mutual in the ordinary course of business during 1996.

--------------------------------------------------------------------------------

               ITEM NO. 2--AMENDMENT OF ARTICLES OF INCORPORATION

         The Board of  Directors  of the Company has  proposed an  amendment  to
Article IV(a) of the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 40,000,000 to 80,000,000. The text of the proposed amendment of Article IV(a) is as follows:

                  "(a) The total number of shares of stock which the Corporation shall have authority to issue is eighty-seven million five hundred thousand (87,500,000) shares consisting of eighty million (80,000,000) shares of common stock without par value and seven million five hundred thousand (7,500,000) shares of preferred stock without par value."

         The proposed amendment does not change the number of authorized shares of preferred stock. The presently authorized shares of Common Stock do not, and the additional shares of Common Stock to be authorized will not, have preemptive or similar rights to subscribe for additional shares.

         The reason for and the effect of the proposed amendment is to provide the Company with sufficient additional authorized shares of Common Stock, issuable by action of the Board of Directors, to meet possible requirements for the issuance of Common Stock pursuant to future stock option plans or warrants, possible stock splits or stock dividends, acquisitions or mergers, or other sales of its Common Stock.


Required Stockholder Vote

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and 6-3/4% Preferred of the Company voting together as a single class, and of a majority of the outstanding shares of Common Stock of the Company voting as a separate class, is required for the amendment to the Restated Articles of Incorporation.

The Board of Directors of the Company recommends a vote FOR the amendment to the Restated Articles of Incorporation.
--------------------------------------------------------------------------------

                                 OTHER BUSINESS

         The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those which have been discussed above. However, if any matters properly come before the meeting, or any adjournment thereof, it is intended that the persons named in the enclosed Proxy will vote on such matters in their discretion.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         KPMG Peat Marwick LLP, 2500 Ruan Center, Des Moines, Iowa 50309, were the auditors for the Company for the year ended December 31, 1996.

         The Audit Committee of the Board of Directors of Company approved in advance, or has subsequently approved, all audit and non-audit related services provided by KPMG Peat Marwick LLP and also considers the possible effect of such services on the auditors' independence. Audit services performed by KPMG Peat Marwick LLP for the year ended December 31, 1996 consisted of the examination of the financial statements of the Company and its consolidated subsidiaries, assistance and consultation concerning Securities and Exchange Commission filings, and consultation in connection with various audit-related accounting matters.

         A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting on May 13, 1997. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of the stockholders.


                                  SOLICITATION

         The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, the Company may request banks, brokers, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and to request voting instructions, if any. The Company reimburses them for their expense in so doing. Officers and employees of the Company may solicit proxies personally or by mail, telephone, or telegraph at no additional compensation.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the Company's Proxy Statement for the Company's Annual Meeting of Stockholders to be held in 1998, stockholder proposals must be received by the Company on or prior to November 29, 1997. Such proposals should be directed to the Secretary of the Company, 701 Fifth Avenue, Des Moines, Iowa 50391-2000.


         The Company will provide without charge to each stockholder, upon a written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Such requests should be directed to ALLIED Group, Inc., Stockholder Services Department, 701 Fifth Avenue, Des Moines, Iowa 50391-2000.





FORM # 11329 (03-97) 00
-----------------------

                          APPENDIX TO PROXY STATEMENT
                                   PROXY CARD



PROXY                          ALLIED GROUP, INC.                          PROXY

     Annual Meeting of Stockholders, May 13, 1997 -- 9:00 a.m., Central Time

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John E. Evans, Jamie H. Shaffer, and George T. Oleson, and any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote all of the shares, as designated on the reverse side of this card, of Common Stock of ALLIED Group, Inc. held of record by the undersigned on March 6, 1997 at the Annual Meeting of Stockholders to be held on May 13, 1997 or at any adjournment thereof.

This is a revocable proxy that when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all directors listed in Item 1, for the amendment described in Item 2, and in the discretion of the Proxies as to Item 3.

             PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPLY
                           USING THE ENCLOSED ENVELOPE

                  (Continued and to be signed on reverse side.)





                               ALLIED GROUP, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. []



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.

                                                                For   Withhold   For All
1. Election of Directors for three-year term --                 All      All     Except those whose name(s) appear below
   Nominees:  Douglas L. Andersen, Harold S. Carpenter,          []       []       []   ___________________________________________
   Charles I. Colby, and Harold S. Evans.

2. The approval of an amendment to the Restated Articles of     For    Against   Abstain
   Incorporation to increase the number of authorized shares     []       []       []
   of common stock from 40 million to 80 million shares as set forth in the proxy statement

3. The Proxies, in their descretion, are authorized to vote      The undersigned acknowledges receipt from the Company prior to the
   upon such other business  as may  properly  come  before      execution of this proxy of a Notice of Annual Meeting and a Proxy
   the meeting.                                                  Statement dated March 31, 1997.



                                                                                                           Dated: ___________, 1997

                                                                 Signature(s)______________________________________________________

                                                                 __________________________________________________________________
                                                                   Please sign exactly as name appears hereon.  Joint owners should each sign. Where applicable, indicate official position or representative capacity.
